UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 12, 2011
Date of Report (Date of earliest event reported)
Medicis Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	001-14471 (Commission File Number)	52-1574808 (IRS Employer Identification Number)
7720 North Dobson Road
Scottsdale, Arizona 85256
(Address of principal executive offices) (Zip Code)
(602) 808-8800
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 12, 2011, Medicis Pharmaceutical Corporation (“Medicis”) entered into a stock purchase agreement (the “Agreement”) with Solta Medical, Inc., a Delaware corporation (“Solta”), pursuant to which Solta agreed to acquire from Medicis all the outstanding shares of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”), subject to the terms and conditions contained therein. In connection therewith, a separate subsidiary of Medicis has agreed to transfer certain assets and assign certain agreements related to LipoSonix (collectively, the “Transaction”).
Summary of the terms of the Agreement:
Consideration; Contingent Payments. At the closing of the Transaction, Solta will pay to Medicis $15 million in cash, subject to certain adjustments based on the working capital of LipoSonix at the closing.
In addition, Solta has agreed to pay to Medicis the following contingent payments, subject to the terms and conditions of the Agreement:
     (i)     a one-time cash payment of up to $20 million upon approval by the U.S. Food and Drug Administration (“FDA”) of a specified LipoSonix product prior to October 1, 2012; and
     (ii)     additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.
In addition, at the closing of the Transaction, Solta will assume the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix, Inc. pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix, Inc. and the other parties thereto dated as of June 16, 2008.
Indemnification and Right to Set-off. The Agreement provides that, following the closing, Medicis will indemnify Solta for breaches of Medicis’ representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations set forth therein, including, among other things, limitations on the period during which Solta may make claims for indemnification and limitations on the amounts for which Medicis may be liable. The Agreement further provides that, subject to certain limitations, Solta will be entitled to offset its indemnifiable losses against future contingent payments payable to Medicis under the Agreement.
The Agreement further provides that, following the closing, Solta will indemnify Medicis for breaches of Solta’s representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations in the Agreement.
Representations, Warranties and Covenants. The Agreement contains customary representations, warranties and covenants of Medicis and Solta. The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other party to the Agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Agreement, (ii) are subject to the materiality standards contained in the Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Medicis has also agreed not to (a) solicit proposals relating to alternative sale transactions with respect to LipoSonix or (b) subject to certain exceptions, enter into discussions or an agreement concerning, or provide confidential information in connection with, any proposals for alternative sale transactions with respect to LipoSonix.
Closing Conditions. The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), and the absence of any law, regulation, order or injunction prohibiting the Transaction. Each party’s obligation to consummate the Transaction is subject to certain other conditions, including the accuracy of the representations and warranties of the other party

(generally subject to a material adverse effect standard) and material compliance by the other party with its obligations under the Agreement. The closing of the Transaction is not subject to approval by the stockholders of Medicis or Solta or to any financing condition.
Termination. The Agreement contains certain customary termination rights for both Medicis and Solta.
The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement. Medicis expects to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending September 30, 2011.
Forward Looking Statements:
This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements, including the occurrence, timing and financial terms or effect of the Transaction, including approval under the Hart-Scott-Rodino Act, are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in Medicis’ most recent Annual Report on Form 10-K for the year ended December 31, 2010, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis management as of the date of this Current Report on Form 8-K, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medicis Pharmaceutical Corporation
Date: September 15, 2011	By:	/s/ Seth L. Rodner
Seth L. Rodner
Senior Vice President, General Counsel and Corporate Secretary